Exhibit 99.1

PRESS RELEASE

Contacts (D&B):
Joseph Jones (Media)	Paul Krieg (Investor Relations)
973-921-5732	973-921-5158
jonesjo@dnb.com	kriegpa@dnb.com

D&B Elects Jonathan Judge to Its Board of Directors

Short Hills, NJ – December 9, 2008 – D&B (NYSE: DNB), the leading provider of global business information, tools and commercial insight, today announced that Jonathan J. Judge, President and Chief Executive Officer of Paychex, Inc. (NASDAQ: PAYX), was elected to D&B’s Board of Directors on December 8, 2008.

The appointment of Judge expands D&B’s Board of Directors to 12 members, including 10 independent directors and Steve Alesio, Chairman of the Board and Chief Executive Officer, and Sara Mathew, President and Chief Operating Officer, both of D&B.

“We are delighted to welcome Jon to our Board of Directors,” said Steve Alesio, Chairman and CEO of D&B. “His significant experience in providing technology-enabled commercial services, particularly for small and medium-sized businesses, will make a strong impact as we continue to execute our strategic growth plans.”

Judge, 54, joined Paychex, Inc., a national provider of payroll and human resource services for small and medium-sized businesses, as President and CEO in October 2004. Prior to that, he served as President and CEO of Crystal Decisions, Inc., an information management software company, from October 2002 through December 2003. From 1976 to 2002, Judge worked for IBM Corporation in various sales, marketing and executive management positions. Judge is also a director of Paychex, Inc., PMC-Sierra, Inc., and the Buffalo Branch of the Federal Reserve Bank of New York.

About D&B

D&B (NYSE:DNB) is the world’s leading source of commercial information and insight on businesses, enabling companies to Decide with Confidence® for 167 years. D&B’s global commercial database contains more than 130 million business records. The database is enhanced by D&B’s proprietary DUNSRight® Quality Process, which provides our customers with quality business information. This quality information is the foundation of our global solutions that customers rely on to make critical business decisions.

PRESS RELEASE

D&B provides solution sets that meet a diverse set of customer needs globally. Customers use D&B Risk Management SolutionsTM to mitigate credit and supplier risk, increase cash flow and drive increased profitability; D&B Sales & Marketing SolutionsTM to increase revenue from new and existing customers; and D&B Internet Solutions to convert prospects into clients faster by enabling business professionals to research companies, executives and industries. For more information, please visit www.dnb.com.

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